                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

                                                              DECEMBER 31,
                                                          ---------------------
                                                           1997    1996   1995
                                                          ------- ------ ------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Earnings:
  Pre-tax income......................................... $25,801 $5,092 $  639
  Add:
    Interest and fixed charges...........................  86,836 29,277 14,481
    Portion of rent under long-term operating leases
     representative of an interest factor................       0      0      0
                                                          ------- ------ ------
  Total earnings available for fixed charges............. 112,637 34,369 15,120
                                                          ------- ------ ------
Fixed charges:
    Interest and fixed charges...........................  86,836 29,277 14,481
    Portion of rent under long-term leases representative
     of an interest factor...............................       0      0      0
                                                          ------- ------ ------
  Total fixed charges....................................  86,836 29,277 14,481
                                                          ------- ------ ------
  Deficiency in earnings to cover fixed charges..........      --     --     --
  Ratio of earnings to fixed charges.....................    1.30   1.17   1.04
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